EXHIBIT 99.2
Member Outreach Note

From: Michelle L. Gross, Chairperson, Board of Directors

To: Members

Subject: FHLBank Chicago Leadership Update

Dear Members,

Today, the Board of Directors of the Federal Home Loan Bank of Chicago announced [Link] an important update at FHLBank Chicago regarding a transition in our executive leadership.

After more than two decades of service to the Bank, including nearly six years as President and CEO, Michael Ericson will conclude his tenure effective December 31, 2026. On behalf of the Board, I want to express our deep gratitude to Michael for his leadership, longstanding commitment to our members, and the many contributions he has made to FHLBank Chicago and the communities you serve. Michael’s leadership helped translate the Bank’s financial strength into greater mission scale, and throughout his tenure, the Bank has delivered strong financial performance, championed affordable housing, and built a foundation for stability and reliability. We wish Michael continued success in his next chapter.

To ensure continuity during this period, the Board has appointed Virxhini Gjonzeneli, FHLBank Chicago’s Chief Financial Officer and Group Head, Financial Accounting and Markets, as interim President and CEO, effective January 1, 2027. Having served FHLBank Chicago for 23 years across numerous senior leadership roles, Virxhini brings extensive leadership experience, as well as a deep understanding of the Bank’s operations, our members, and our mission.

In alignment with its succession planning process, the Board of Directors is initiating a comprehensive search for a permanent President and Chief Executive Officer. We are confident in Virxhini’s ability to provide steady leadership and build on the Bank’s strong foundation throughout this transition.

Importantly, our commitment to you remains unchanged. Our experienced team will continue delivering the reliable funding, trusted partnership and high level of service you expect. We remain focused on providing meaningful value to our members, including through access to liquidity, dividends and the broader benefits of membership.

Thank you for your continued trust and partnership. We look forward to continuing to serve you. Should you have any questions, we encourage you to contact [name] at [email].

Sincerely,
Michelle L. Gross
Chairperson, Board of Directors
Federal Home Loan Bank of Chicago